Exhibit (c)(11)

 Discussion Materials  Project William  September 27, 2020

Morgan Stanley

# Summary of Bid History

**Consortium Offers**

- **August 16:** Verbal offer of $25 per share
- **August 26:** Written offer of $25 per share
- **September 3:** Verbal offer of $27 per share
- **September 15:** Verbal offer of $28.25 per share
- **September 22:** Offer of $30 per share with risk share structure to down 20% ($25.76) with walkaway
- **September 26:** Offer of $30 per share with walkaway at book value (down ~29% in BV)

August

September

**Counter Offers**

- **September 9:** Counteroffer of $32 with $30-34 collar
- **September 20:** Counteroffer of $32 per share with walkaway and hedge structure
- **September 24:** Counterproposals at $31 – both fixed at 36% walkaway and with hedge at 10% walkaway

Consistently included equity rollover option

PROJECT WILLIAM

2

Morgan Stanley

# Summary of Updated Consortium Proposal

- Arch CFO Francois Morin and Goldman Sachs separately communicated to Jon Levy and Morgan Stanley the consortium's revised offer on September 26
- Re-iterated it is their final offer

| | |
|---|---|
| **Price** | • Fixed price of $30.00 per share<br>• Represents 0.71x P/BV using $42.28 BVPS at 8/30/2020 |
| **Consideration** | • 100% cash<br>• Rejected rollover option, citing:<br>– Limited value for shareholders<br>– Ongoing cost of managing small investors<br>– Long private placement process<br>– Inability to exclude investors / concerns around certain investors coming into the rollover |
| **Walkaway** | • Consortium walkaway right if closing book value per share is below $30.00<br>• Closing book value defined as:<br>– Starting book value per share ($42.28 at 8/30/2020)<br>– Plus/Less: Unrealized and realized gains/losses in the non-investment grade portfolio |

PROJECT WILLIAM 3

Stock Price Performance    Stock Price Performance since Watford Re ListingStock Price ($), Volume (Shares, MM)    Source: Capital IQ, SNL Financial (09/25/2020)  Notes:1. Period ending 02/19/2020    4  10/29/2019: All-Time High of $28.90  5/14/2020: All-Time Low of $10.86  $22.02  ~140k sharesPre-COVID Average Daily Volume  ~90k sharesPost-COVID Average Daily Volume  $25.76Listing-to-COVID VWAP  2/19/2020 (COVID): $24.42  $30.00Offer Price

 Source: Capital IQ, SNL Financial (09/25/2020), Company Filings    5  Run-Off Sensitivity Analysis: Existing Contract Through 2025; Sale at 0.80x BV After  Peer P/BV Multiples  10% Discount Rate  8% Discount Rate    Total Return Reinsurance    Traditional Reinsurance  Run-Off Analysis and Peer Trading

   Select Precedent Final Premium to Initial Offer Squeeze-Outs    Insurance Squeeze-Out: Final Premiums / (Discount) to Initial Offer  Source: Capital IQ, Company Filings    6  Median: 10.5  Tender  Merger  Tender  Tender  Tender  Merger  Merger  Merger  Merger  Merger  Tender  Merger  Tender  Tender      $30 Offer Price

 Illustration of Proposed Walkaway Mechanic    Proposed walkaway at $30 per share / 1.0x P/BV corresponds to:16.3% decline in HPS non-IG portfolio29.0% decline in book value    7  Represents market movement over net assets between 4Q’19 and 1Q’20 (unrealized and realized gains/losses ex. interest income)    Condition to close that BVPS is > $30Closing mechanic to provide 3 months from satisfaction of all other precedents to achieve BVPS closing condition  Potential Structural Protection

 Analysis at Various Prices        8

 We have prepared this document solely for informational purposes. You should not definitively rely upon it or use it to form the definitive basis for any decision, contract, commitment or action whatsoever, with respect to any proposed transaction or otherwise. You and your directors, officers, employees, agents and affiliates must hold this document and any oral information provided in connection with this document in strict confidence and may not communicate, reproduce, distribute or disclose it to any other person, or refer to it publicly, in whole or in part at any time except with our prior written consent. If you are not the intended recipient of this document, please delete and destroy all copies immediately.We have prepared this document and the analyses contained in it based, in part, on certain assumptions and information obtained by us from the recipient, its directors, officers, employees, agents, affiliates and/or from other sources. Our use of such assumptions and information does not imply that we have independently verified or necessarily agree with any of such assumptions or information, and we have assumed and relied upon the accuracy and completeness of such assumptions and information for purposes of this document. Neither we nor any of our affiliates, or our or their respective officers, employees or agents, make any representation or warranty, express or implied, in relation to the accuracy or completeness of the information contained in this document or any oral information provided in connection herewith, or any data it generates and accept no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) in relation to any of such information. We and our affiliates and our and their respective officers, employees and agents expressly disclaim any and all liability which may be based on this document and any errors therein or omissions therefrom. Neither we nor any of our affiliates, or our or their respective officers, employees or agents, make any representation or warranty, express or implied, that any transaction has been or may be effected on the terms or in the manner stated in this document, or as to the achievement or reasonableness of future projections, management targets, estimates, prospects or returns, if any. Any views or terms contained herein are preliminary only, and are based on financial, economic, market and other conditions prevailing as of the date of this document and are therefore subject to change. We undertake no obligation or responsibility to update any of the information contained in this document. Past performance does not guarantee or predict future performance.This document and the information contained herein do not constitute an offer to sell or the solicitation of an offer to buy any security, commodity or instrument or related derivative, nor do they constitute an offer or commitment to lend, syndicate or arrange a financing, underwrite or purchase or act as an agent or advisor or in any other capacity with respect to any transaction, or commit capital, or to participate in any trading strategies, and do not constitute legal, regulatory, accounting or tax advice to the recipient. We recommend that the recipient seek independent third party legal, regulatory, accounting and tax advice regarding the contents of this document. This document does not constitute and should not be considered as any form of financial opinion or recommendation by us or any of our affiliates. This document is not a research report and was not prepared by the research department of Morgan Stanley or any of its affiliates.Notwithstanding anything herein to the contrary, each recipient hereof (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the proposed transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to the tax treatment and tax structure. For this purpose, "tax structure" is limited to facts relevant to the U.S. federal and state income tax treatment of the proposed transaction and does not include information relating to the identity of the parties, their affiliates, agents or advisors.This document is provided by Morgan Stanley & Co. LLC and/or certain of its affiliates or other applicable entities, which may include Morgan Stanley Realty Incorporated, Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank, N.A., Morgan Stanley & Co. International plc, Morgan Stanley Securities Limited, Morgan Stanley Bank AG, Morgan Stanley MUFG Securities Co., Ltd., Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., Morgan Stanley Asia Limited, Morgan Stanley Australia Securities Limited, Morgan Stanley Australia Limited, Morgan Stanley Asia (Singapore) Pte., Morgan Stanley Services Limited, Morgan Stanley & Co. International plc Seoul Branch and/or Morgan Stanley Canada Limited Unless governing law permits otherwise, you must contact an authorized Morgan Stanley entity in your jurisdiction regarding this document or any of the information contained herein.  9